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                                                                    Exhibit 99.1

News Release
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              Media Contact:    Leon L. Judd
                                (219) 273-7631

   Analyst/Investor Contact:    Joseph A. Rainis
                                (219) 273-7158


                       NATIONAL STEEL ENTERS INTO JOINT
                     VENTURE WITH ROBINSON STEEL Co., Inc.

Mishawaka, IN, February 5, 1998 -- National Steel Corporation (NYSE: NS) today announced that it has entered into a joint venture with Robinson Steel Co., Inc. National and Robinson will form a limited liability company named National Robinson L.L.C. (the "JV Company")

National and Robinson will each own 50 percent of the JV Company. A new facility is being considered for the Granite City, Illinois area that would be used by the JV Company.

The JV Company will produce approximately 200,000 tons annually of RPS product, which is of extremely high quality, with flatness and dimensional tolerances that are the highest in the industry. National's Granite City Division will supply the hot rolled product to the JV Company. Robinson will be responsible for the day to day operations and provide the necessary labor to perform the steel processing activities. National Steel will provide all Marketing and Sales services required of the JV Company.

"This venture brings together the combined strengths of two companies. It is consistent with our strategies to get closer to our end user customers in order to improve customer satisfaction and generate more value added products. This will improve our product mix and enhance profitability," said National Steel Chairman and Chief Executive Officer Osamu Sawaragi.

Headquartered in Mishawaka, Indiana, National Steel is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National employs approximately 9,400 people. Visit National Steel's website at: www.nationalsteel.com.